EXHIBIT 21.1

SUBSIDIARIES OF GLOBAL MOBILETECH, INC.

The following represents a list of Global MobileTech, Inc’s subsidiaries:

Name	Ownership	State of Incorporation
Trevenex Acquisitions, Inc. (wholly owned subsidiary)	100%	Nevada
Info-Accent Sdn Bhd (wholly owned subsidiary of Trevenex Acquisitions, Inc.)	100%	Malaysia